FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:

Tom McDonald

Chief Financial Officer

(603) 324-3000, x4232

SSI Investments II Limited Reports Third Quarter Fiscal 2014 Results

NASHUA, NH, December 12, 2013 - SSI Investments II Limited (“SSI II” or the “Company”), a parent company of Skillsoft Limited (formerly Skillsoft PLC), a  provider of cloud based learning solutions for customers worldwide, today announced financial results for the third quarter of fiscal 2014.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of Skillsoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from Skillsoft PLC to Skillsoft Limited (“Skillsoft”).

On October 14, 2011, the Company announced that its indirect subsidiaries, Skillsoft Corporation and Skillsoft Ireland Limited, completed their acquisition of the Element K business from NIIT Ventures, Inc., an indirect subsidiary of NIIT Limited (the “Element K acquisition”).

On September 25, 2012, the Company announced that it completed its unconditional cash offer made by its indirect subsidiary, Skillsoft Ireland Limited, for the entire issued and to be issued share capital of ThirdForce Group plc as structured under Irish law (the “ThirdForce acquisition”).

The Company's management has furnished in this press release and the accompanying financial information certain financial measurements that are not in accordance with generally accepted accounting principles (“GAAP”) in the United States.  As used herein, non-GAAP revenue and days sales outstanding (“DSOs”) from non-GAAP revenue exclude fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, the Element K acquisition and the ThirdForce acquisition.  Additionally, DSOs from non-GAAP revenue include revenues from the business prior to the Element K acquisition and the ThirdForce acquisition.  Non-GAAP deferred revenue excludes the unamortized fair value adjustments to acquired deferred revenue from the aforementioned acquisitions.

EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income.  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance, including share-based compensation expense, merger and integration related expenses, revenue reductions and incremental expenses related to purchase accounting as a result of the Acquisition, the Element K acquisition and the ThirdForce acquisition and business realignment strategy charges.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s senior credit facilities are based on non-GAAP financial measures, such as non-GAAP adjusted EBITDA, which is adjusted EBITDA as defined in our senior credit facilities, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s senior credit facilities and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of DSOs from the current period to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

In the fourth quarter of the fiscal year ended January 31, 2013, the Company recognized $14.2 million of share-based compensation expense within research and development, sales and marketing and general and administrative expenses, which included $8.1 million of share-based compensation attributable to services performed in prior periods, which should have been recognized in those periods.  The correction of the cumulative expense that was reported in the Company’s fourth quarter of the fiscal year ended January 31, 2013 was not considered material to the Company’s consolidated financial statements and had no impact on non-GAAP adjusted EBITDA.  For the fiscal year ending January 31, 2014, the Company will continue recognizing share-based compensation expense within research and development, sales and marketing and general and administrative expenses prospectively on a quarterly basis.

Fiscal 2014 Third Quarter Results

The Company reported revenue of $105.0 million for the third quarter ended October 31, 2013 of the fiscal year ending January 31, 2014 (“fiscal 2014”), which represented a $9.3 million net increase from the $95.7 million reported in the third quarter ended October 31, 2012 of the fiscal year ended January 31, 2013 (“fiscal 2013”).  The reconciliation from non-GAAP revenue to GAAP revenue is as follows (amounts in millions):

	Third Quarter	Third Quarter
	Fiscal 2014	Fiscal 2013
Non-GAAP revenue	$105.5	$99.8
Fair value adjustments to deferred revenue from purchase accounting	(0.9)	(2.6)
ThirdForce products excluded from non-GAAP revenue	0.4	-
Adjustment to revenue from termination payment to former Element K customer	-	(1.5)
GAAP revenue	$105.0	$95.7

Of the $9.3 million increase in revenue, approximately $3.0 million is related to increased revenue generated from the ThirdForce business following the ThirdForce acquisition and approximately $2.7 million is related to additional revenue generated from current and prior period bookings, as compared to revenue generated from bookings for the same period in fiscal 2013.  In addition, approximately $1.7 million is related to a net reduction in the fair value adjustments to acquired deferred revenue in purchase accounting and approximately $0.4 million of revenue is related to ThirdForce products excluded from non-GAAP revenue as these offerings will not be replaced for customers upon renewal.  The increase in revenue was also the result of a $1.5 million termination payment made to a former Element K customer as part of a cost saving integration effort in fiscal 2012, the payment was classified as a reduction of revenue for GAAP purposes.

The Company’s deferred revenue at October 31, 2013 was approximately $186.7 million, which represented a $9.1 million increase from the $177.6 million reported at October 31, 2012.  The reconciliation from non-GAAP deferred revenue to deferred revenue on a GAAP basis is as follows (amounts in millions):

	October 31,	October 31,
	2013	2012
Non-GAAP deferred revenue	$188.2	$186.7
Unamortized fair value adjustments to deferred revenue from purchase accounting	(1.5)	(9.1)
Deferred revenue on a GAAP basis	$186.7	$177.6

Of the $9.1 million increase in deferred revenue, approximately $7.6 million is related to a net decrease from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting and approximately $2.1 million is related to an increase in current and prior period bookings.  This was partially offset by approximately $0.6 million related to a decrease in deferred revenue from post-acquisition ThirdForce billings.

The Company’s net loss was $4.5 million for the third quarter of fiscal 2014 as compared to a net loss of $18.3 million for the third quarter of fiscal 2013.  The Company’s net loss in the third quarter of fiscal 2014 includes the impact of the Acquisition, the Element K acquisition and the ThirdForce acquisition, the significant components of which are as follows (amounts in millions):

	Third Quarter	Third Quarter
	Fiscal 2014	Fiscal 2013
Fair value adjustments to deferred revenue in purchase accounting	$0.9	$2.6
Amortization of intangible assets related to content and technology	13.6	14.0
Fair value adjustments to prepaid commissions in purchase accounting	-	(0.3)
Restructuring and acquisition related expenses	0.3	5.6
Share-based compensation expense	1.5	-
Merger, integration and related costs	1.8	4.0
Amortization of intangible assets	13.8	15.8
Interest expense from new borrowings	16.9	16.5
	$48.8	$58.2

Gross margin was 78% for the Company’s fiscal 2014 third quarter as compared to 76% for the fiscal 2013 third quarter.  The increase in gross margin for the fiscal 2014 third quarter is primarily due to a

$9.3 million increase in revenue, a $0.4 million decrease in the amortization of intangible assets, which relates to fully amortized assets from the Acquisition, as well as a $0.2 million decrease in costs associated with transitional employees and outside services pertaining to Element K and ThirdForce content, which are no longer required.  This was partially offset by incremental royalties of approximately $0.4 million and additional depreciation expense of approximately $0.5 million.

Research and development expenses increased $0.3 million to $13.3 million in the fiscal 2014 third quarter from $13.0 million in the fiscal 2013 third quarter.  This increase is primarily related to increased headcount related costs of $0.8 million and share-based compensation expense of approximately $0.2 million.  This increase was partially offset by a reduction in outsourced software and content development costs of $0.9 million.  Research and development expenses were 13% of revenue for the fiscal 2014 third quarter as compared to 14% for the fiscal 2013 third quarter, primarily due to the increase in revenues, offset by the aforementioned increase in expenses.

Sales and marketing expenses decreased $0.6 million to $32.8 million in the fiscal 2014 third quarter from $33.4 million in the fiscal 2013 third quarter.  This decrease includes reductions of $0.7 million in marketing expenses, $0.6 million in compensation and benefits expense and $0.4 million in travel and office expenses, which were partially offset by the $0.4 million impact from share-based compensation expense and a $0.8 million increase in commission expense.  Sales and marketing expenses were 31% of revenue for the fiscal 2014 third quarter as compared to 35% for the fiscal 2013 third quarter, primarily due to the increase in revenues.

General and administrative expenses decreased $0.5 million to $9.8 million in the fiscal 2014 third quarter from $10.3 million in the fiscal 2013 third quarter.  This decrease is related to a reduction of $1.5 million in legal and tax accounting fees which were partially offset by $0.9 million of share-based compensation expense and $0.2 million in compensation and benefits expense.  General and administrative expenses were 9% of revenue for the fiscal 2014 third quarter as compared to 11% for the fiscal 2013 third quarter, primarily due to the increase in revenues, which were partially offset by the aforementioned increase in expenses.

Merger, integration and related expenses for the fiscal 2014 third quarter were $1.8 million as compared to $4.0 million in the fiscal 2013 third quarter.  Merger, integration and related expenses include costs associated with professional fees and headcount costs associated with transition activities and process integration activities from the Element K acquisition and the ThirdForce acquisition, which can be added back to non-GAAP adjusted EBITDA under our debt covenants.  Merger, integration and related expenses decreased from the fiscal 2013 third quarter as a result of integration efforts in relation to the Element K and the ThirdForce acquisitions being substantially completed in fiscal year 2014.

Interest expense increased to $16.9 million for the fiscal 2014 third quarter from $16.5 million in the fiscal 2013 third quarter.  The increase in interest expense is primarily due to having a full quarter of interest on the incremental debt raised in connection with the ThirdForce acquisition and accelerated amortization of capitalized debt financing costs due to a $35.0 million prepayment in the fiscal 2014 third quarter, which was partially offset by the reduction of interest rates in connection with the repricing of the Company’s borrowings in the fiscal 2013 third quarter.

For the nine months ended October 31, 2013, the Company’s tax benefit from continuing operations was $8.6 million and consisted of a cash tax provision of $9.3 million and a non-cash tax benefit of $17.9 million.  This compares to a $12.2 million tax benefit from continuing operations for the nine months ended October 31, 2012, which consisted of a cash tax provision of approximately $2.9 million and a non-cash tax benefit of $15.1 million.  The decrease in the current year tax benefit was primarily due to the lower loss from operations.

Non-GAAP adjusted EBITDA for the fiscal 2014 third quarter was $45.0 million as compared to $38.8 million for the fiscal 2013 third quarter.  The reconciliation of net loss to non-GAAP adjusted EBITDA is as follows (amounts in millions):

	Third Quarter	Third Quarter
	Fiscal 2014	Fiscal 2013
Net loss, as reported	$(4.5)	$(18.3)
Interest expense, net	16.7	15.9
Depreciation and amortization	1.7	1.1
Amortization of intangible assets	27.4	29.7
Benefit for income taxes	(2.3)	(4.3)
EBITDA	39.0	24.1

Other expense, net	0.6	0.2
Share-based compensation expense	1.5	-
ThirdForce products excluded from non-GAAP revenues	(0.4)	-
Retention bonus	0.7	-
Sponsor fees	0.4	0.4
Consulting and advisory fees	0.3	0.3
Acquisition related expenses	-	3.2
Merger, integration and related costs	1.8	4.0
Restructuring expenses	0.2	2.4
Debt repricing and financing fees	-	1.8
Loss from discontinued operations, net of tax	-	0.1
Fair value adjustments to prepaid commissions in purchase accounting	-	(0.3)
Fair value adjustments to deferred revenue in purchase accounting	0.9	2.6
Non-GAAP adjusted EBITDA	$45.0	$38.8

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of the revolving credit facility lenders only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time).  The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions.  The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of October 31, 2013, the Company was in compliance with this financial covenant and all nonfinancial covenants.

The Company had approximately $54.4 million in cash, cash equivalents and restricted cash as of October 31, 2013 as compared to $39.2 million as of January 31, 2013.  This $15.2 million increase is primarily due to cash provided by operations of $61.3 million, which was partially offset by purchases of property and equipment, net of dispositions, of $7.9 million and principal payments on the senior credit facilities of $38.5 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period DSOs to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenue were in the targeted range for the fiscal 2014 third quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs from non-GAAP revenue were 6 days in both the fiscal 2014 third quarter and the fiscal 2013 third quarter and 7 days in the fiscal 2014 second quarter.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenue were 77 days in both the fiscal 2014 third quarter and the fiscal 2013 third quarter and 85 days in the fiscal 2014 second quarter.

Supplemental financial information will be available on Skillsoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Thursday, December 12, 2013 at 8:30 a.m. EST to discuss the Company’s fiscal 2014 third quarter financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 19753737.  The live conference call will be available via the Internet by accessing the Skillsoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EST on December 13, 2013 until 11:59 p.m. EST on December 20, 2013.  The replay number is 855-859-2056 or 404-537-3406 for international callers, passcode: 19753737.  A webcast replay will also be available on Skillsoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of Skillsoft Limited, a pioneer in the field of learning with a long history of innovation.  Skillsoft provides cloud based learning solutions for its customers worldwide, ranging from global enterprises, government, and education to mid-sized and small businesses.  Skillsoft's customer support teams draw on a wealth of in-house experience and a comprehensive learning e-library to develop off-the-shelf and custom learning programs tailored to cost-effectively meet customer needs.  Skillsoft's courses, books and videos have been developed by industry leading learning experts to ensure that they maximize business skills, performance, and talent development.

Skillsoft currently serves over 6,000 customers and more than 19,000,000 learners around the world.  Skillsoft is on the web at www.skillsoft.com.

Skillsoft courseware content described herein is for information purposes only and is subject to change without notice.  Skillsoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

Skillsoft, the Skillsoft logo, Skillport, Search & Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue, Quickskill and inGenius are trademarks or registered trademarks of Skillsoft Ireland Limited in the United States and certain other countries.  All other trademarks are the property of their respective owners.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters.  You can identify these statements by the fact that they do not relate strictly to historic or current facts.  They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on our operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; our ability to introduce new products; that our business is subject to currency fluctuations that could adversely affect our operating results; that we may be unable to protect our proprietary rights and other factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013, as filed with the SEC on April 30, 2013 and our Quarterly Report on Form 10-Q for the three months ended October 31, 2013.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  The forward-looking statements contained in this press release reflect our expectations as of the date hereof and, except as required by applicable securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

###

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
Revenues	$105,025	$95,733	$307,147	$278,792
Cost of revenues	9,696	9,001	28,459	28,147
Cost of revenues - amortization of intangible assets	13,576	13,952	41,169	46,486
Gross profit	81,753	72,780	237,519	204,159

Operating expenses:
Research and development	13,257	12,988	41,497	39,824
Selling and marketing	32,804	33,442	100,969	100,285
General and administrative	9,811	10,295	30,085	27,731
Amortization of intangible assets	13,806	15,790	41,296	46,496
Acquisition related expenses	35	3,177	434	3,576
Merger and integration related expenses	1,269	1,110	4,289	9,828
Restructuring	231	2,373	2,923	2,855

Total operating expenses	71,213	79,175	221,493	230,595

Other (expense) income, net	(623)	(202)	(758)	(1,149)
Interest income	248	592	792	632
Interest expense	(16,907)	(16,491)	(48,618)	(49,759)
Loss before provision for income taxes	(6,742)	(22,496)	(32,558)	(76,712)

Provision for income taxes - cash	2,981	637	9,327	2,880
Benefit for income taxes - non-cash	(5,265)	(4,916)	(17,954)	(15,095)

Net loss from continuing operations	$(4,458)	$(18,217)	$(23,931)	$(64,497)

Loss from discontinued operations, net of an income tax benefit of $0 and $32 for the three months ended October 31, 2013 and 2012, respectively, and $0 and $390 for the nine months ended October 31, 2013 and 2012, respectively	-	(48)	(182)	(585)

Net loss	$(4,458)	$(18,265)	$(24,113)	$(65,082)

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	October 31, 2013	January 31, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$54,347	$39,048
Restricted cash	102	136
Accounts receivable, net	97,368	188,682
Deferred tax assets	10,134	1,360
Prepaid expenses and other current assets	32,678	34,741

Total current assets	194,629	263,967

Property and equipment, net	13,595	13,654
Goodwill	635,890	637,524
Intangible assets, net	361,542	444,748
Deferred tax assets	-	10,090
Other assets	18,046	22,445

Total assets	$1,223,702	$1,392,428

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$3,433	$3,311
Accounts payable	7,790	11,650
Accrued expenses	50,657	62,766
Deferred tax liabilities	7,589	15,153
Deferred revenue	186,698	262,452

Total current liabilities	256,167	355,332

Long term debt	717,960	755,034
Deferred tax liabilities	14,673	26,646
Other long term liabilities	11,354	10,016
Total long-term liabilities	743,987	791,696

Total stockholders' equity	223,548	245,400

Total liabilities and stockholders' equity	$1,223,702	$1,392,428

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Nine Months Ended October 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(24,113)	$(65,082)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	4,557	-
Depreciation and amortization	5,047	3,725
Amortization of intangible assets	82,465	92,982
Recovery of bad debts	(125)	(43)
Benefit for income taxes - non-cash	(17,954)	(15,485)
Non-cash interest expense	5,245	3,590
Non-cash loss on extinguishment of debt	-	254
Loss on disposition of assets	277	152
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	90,139	98,389
Prepaid expenses and other current assets	1,580	6,056
Accounts payable	(1,593)	(8,603)
Accrued expenses, including long-term	(9,920)	(12,166)
Deferred revenue	(74,281)	(65,957)
Net cash provided by operating activities	61,324	37,812
Cash flows from investing activities:
Purchases of property and equipment	(7,899)	(5,683)
Proceeds on disposition of assets	-	96
Acquisition of MindLeaders, net of cash received	-	(62,332)
Decrease (increase) in restricted cash, net	34	(33)
Net cash used in investing activities	(7,865)	(67,952)
Cash flows from financing activities:
Proceeds from issuance of Senior Credit Facilities, net of issuance costs and original issue discount	-	45,062
Proceeds received on note for sale of TCE	507	840
Principal payments on Senior Credit Facilities	(38,488)	(1,894)
Net cash (used in) provided by financing activities	(37,981)	44,008
Effect of exchange rate changes on cash and cash equivalents	(179)	79
Net increase in cash and cash equivalents	15,299	13,947
Cash and cash equivalents, beginning of period	39,048	28,908
Cash and cash equivalents, end of period	$54,347	$42,855